File Pursuant to Rule 424(b)(3)
Registration No. 333-168971

SUPPLEMENT NO. 3 DATED MARCH 17, 2011

TO PROSPECTUS DATED JANUARY 19, 2011

APPLE REIT TEN, INC.

The following information supplements the prospectus of Apple REIT Ten, Inc. dated January 19, 2011 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus, Supplement No. 1, Supplement No. 2 and this Supplement No. 3.

Certain forward-looking statements are included in the prospectus and in each supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of Units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “Fairfield Inn & Suites,” “TownePlace Suites,” “Marriott,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Ten, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Embassy Suites,” “Hilton Garden Inn” and “Home2 Suites by Hilton” are each a registered trademark of Hilton Worldwide or one of its affiliates. All references below to “Hilton” mean Hilton Worldwide and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Ten, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

As of January 27, 2011, we completed our minimum offering of 9,523,810 Units at $10.50 per Unit and raised gross proceeds of $100,000,000 and proceeds net of selling commissions and marketing expenses of $90,000,000. Each Unit consists of one common share and one Series A preferred share. We are continuing the offering at $11.00 per Unit in accordance with the prospectus. We registered to sell a total of 182,251,082 Units. As of February 28, 2011, 164,791,572 Units remain unsold. We will offer Units until January 19, 2013, unless the offering is extended, provided that the offering will be terminated if all of the Units are sold before then.

As of February 28, 2011, we had closed on the following sales of Units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	7,935,700	87,292,699	78,563,429

Total	17,459,510	$187,292,699	$168,563,429

The exemption from registration provided under Section 25104(h) of the California Corporations Code will not be available for resales of units purchased in this offering.

RECENT DEVELOPMENTS

Recent Purchases

On March 4, 2011, through one of our indirect wholly-owned subsidiaries, we closed on the purchase of a hotel located Denver, Colorado. On March 15, 2011, through one of our indirect wholly-owned subsidiaries, we closed on the purchase of a hotel located in Winston-Salem, North Carolina. The aggregate gross purchase price for these hotels, which contain a total of 315 guest rooms, was approximately $69.5 million.

Further information about our recently purchased hotels is provided in other sections below.

Recent Purchase Contracts

Since our Prospectus Supplement No. 2 dated February 17, 2011, we caused one of our indirect wholly-owned subsidiaries to enter into two purchase contracts for the potential purchase of two hotels.

The total gross purchase price for these hotels, which contain a total of 213 guest rooms, is approximately $27.5 million. Deposits totaling $400,000 have been made and the contracts require an additional aggregate deposit in the amount of $600,000 at or after the end of our contractual review periods. A number of required conditions to closing currently remain unsatisfied under each of the purchase contracts. Accordingly, there can be no assurance at this time that any closings will occur under these purchase contracts. Upon a purchase, the deposit amounts would be credited against the applicable purchase price. If a closing does not occur because the seller has failed to satisfy a closing condition or breaches the purchase contract, the deposits would be refunded to us.

The following table provides a summary of the hotels covered by the contracts discussed above:

	Hotel Location	Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Matthews, North Carolina	Fairfield Inn & Suites	February 25, 2011	94	$10,000,000
2.	South Bend, Indiana	Fairfield Inn & Suites	March 1, 2011	119	17,500,000

			Total	213	$27,500,000

We have no material relationship or affiliation with the prospective sellers of the hotels described above, except through the pending purchase contracts and any related documents.

On February 25, 2011 we caused one of our indirect wholly-owned subsidiaries to terminate a purchase contract for a hotel located in Wytheville, Virginia. The hotel had a purchase price of $7,250,000 and contained 80 guest rooms. In connection with the termination of the contract, the initial deposit of $100,000 was repaid to our contracting subsidiary.

Source of Funds and Related Party Payments

Our recent purchases, which resulted in our ownership of two hotels, were funded by the proceeds from our ongoing offering of Units. Our offering proceeds also have been used to fund the initial deposits required by the hotel purchase contracts and will be used for the related additional deposits.

We have entered into a property acquisition and disposition agreement with Apple Suites Realty Group, Inc. to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. This entity is owned by Glade M. Knight, who is our Chairman and Chief Executive Officer. We used our offering proceeds to pay approximately $1.4 million to Apple Suites Realty Group, Inc., representing 2% of the gross purchase price for our recent purchases.

Overview of Owned Hotels

As a result of our recent purchases, we currently own 2 hotels, which are located in the states indicated in the map below:

ACQUISITIONS AND RELATED MATTERS

Each of our recently purchased hotels has been leased to one of our indirect wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for our recently purchased hotels:

	Hotel Location	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
1.	Denver, Colorado	Hilton Garden Inn	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc. (b)
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	Apple Ten North Carolina, L.P.	Apple Ten Hospitality Management, Inc.	MHH Management, LLC

Notes for Table:

(a)

All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.

(b)	The hotel specified was purchased from an affiliate of the indicated manager.

We have no material relationship or affiliation with the sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own, and any related documents.

SUMMARY OF CONTRACTS
FOR OUR RECENTLY PURCHASED PROPERTIES

Hotel Lease Agreements

Each of our recently purchased hotels is covered by a separate hotel lease agreement between the owner (one of our indirect wholly-owned subsidiaries) and the applicable lessee (another one of our indirect wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Shown below are the annual base rent and the lease commencement date for our recently purchased hotels:

	Hotel Location	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Denver, Colorado	Hilton Garden Inn	$3,995,126	March 4, 2011
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	$665,842	March 15, 2011

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our indirect wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate. The management agreements provide for an initial term of ten years for the Denver, Colorado hotel and five years for the Winston-Salem, North Carolina hotel. Our leasing subsidiary may terminate the management agreements if the managers fail to achieve certain performance levels.

Franchise Agreements

For each hotel there is a franchise license agreement between the applicable lessee and Hilton Worldwide or an affiliate. Each franchise license agreement provides for a royalty and separate program fee payable to the franchisor. Each fee is based on a percentage of gross room revenue. The franchise license agreements provide for the payment of a 5% royalty fee and program fees of 4.0 - 4.3% to the franchisor. The terms of the franchise license agreements range from 15 - 18 years, however, it may be terminated earlier for various reasons including failure of the franchisee to operate in accordance with the standards, procedures and requirements established by the franchisor. Apple Ten Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

FINANCIAL AND OPERATING INFORMATION
FOR OUR RECENTLY PURCHASED PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our hotels:

Table 1. General Information

	Hotel Location	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)	Purchase Date
1.	Denver, Colorado	Hilton Garden Inn	221	$58,500,000	$159-179	$53,251,891	March 4, 2011
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	94	11,000,000	99-149	9,560,000	March 15, 2011

		Total	315	$69,500,000

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.

(b)

The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

Table 2. Operating Information (a)

PART A		Franchise	Avg. Daily Occupancy Rates (%)
			2006	2007	2008	2009	2010

1.	Denver, Colorado	Hilton Garden Inn	n/a	47%	66%	65%	75%
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	n/a	n/a	n/a	n/a	55%

PART B		Franchise	Revenue per Available Room/Suite ($)
			2006	2007	2008	2009	2010

1.	Denver, Colorado	Hilton Garden Inn	n/a	$75	$106	$90	$110
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	n/a	n/a	n/a	n/a	$50

Note for Table 2:

(a)	Operating data is presented for the last five years (or since the beginning of hotel operations). See Table 1. General Information above for the date the hotel was acquired.

Table 3. Tax and Related Information

	Hotel Location	Franchise	Tax Year		Real Property Tax Rate (b)	Real Property Tax
1.	Denver, Colorado	Hilton Garden Inn	2010 (a	)	6.9%	$380,000
2.	Winston-Salem, North Carolina	Hampton Inn & Suites	2010 (a	)	1.1%	38,000	(c)

Notes for Table 3:

(a)	Represents a calendar year.

(b)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

(c)	The hotel property consisted of undeveloped land for a portion of the tax year, and the real property tax is not necessarily indicative of property taxes expected for the hotel in the future.

EXPERTS

The consolidated financial statements of Apple REIT Ten, Inc. at December 31, 2010 and August 13, 2010 (initial capitalization), and for the period August 13, 2010 (initial capitalization) to December 31, 2010, appearing in this Supplement to the Prospectus dated January 19, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPERIENCE OF PRIOR PROGRAMS

The tables following this introduction set forth information with respect to certain of the prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2010. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by Glade M. Knight. Regulatory filings and annual reports of, Apple REIT Nine, Apple REIT Eight, Apple REIT Seven, Apple REIT Six, Apple Hospitality Five and Apple Hospitality Two will be provided upon request for no cost (except for exhibits, for which there is a minimal charge). In addition, table VI of this supplement of our registration statement contains detailed information on the property acquisitions of Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Apple REIT Nine and is available without charge upon request of any investor or prospective investor. Please send all requests to Apple REIT Ten, Inc., 814 East Main Street, Richmond, VA 23219, Attn: Kelly Clarke; telephone: 804-344-8121.

In the five years ending December 31, 2010, Glade M. Knight sponsored only, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Apple REIT Nine, which have investment objectives similar to ours. Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Apple REIT Nine were formed to invest in existing residential rental properties and/or extended-stay and select-service hotels and possibly other properties for the purpose of providing regular monthly or quarterly distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Two ceased. Each shareholder of Apple Hospitality Two received approximately $11.20 for each outstanding unit (consisting of one common share together with one Series A preferred share).

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Five ceased. Each shareholder of Apple Hospitality Five received approximately $14.05 for each outstanding unit (consisting of one common share together with one Series A preferred share).

The information in the following tables should not be considered as indicative of our capitalization or operations. Also past performance of prior programs is not necessarily indicative of our future results. Purchasers of units offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of Units in us.

See, “Apple Ten Advisors and Apple Suites Realty—Prior Performance of Programs Sponsored by Glade M. Knight” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to ours.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•

“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple REIT Nine and Apple REIT Eight, whose investment objectives are similar to those of Apple REIT Ten, and whose offering closed within the three years ending December 31, 2010.

	Apple REIT Nine	Apple REIT Eight
Dollar Amount Offered	$2,000,000,000	$1,000,000,000
Dollar Amount Raised	2,000,000,000	1,000,000,000
Dollar Amount Raised as % of Total Offering	100%	100%
LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%	10.00%
Organizational Expenses	0.15%	0.15%
Other	0.00%	0.00%
Reserves	0.50%	0.50%
Percent Available for Investment	89.35%	89.35%
ACQUISITON COSTS:
Prepaid items and fees to purchase property (1)	68.22%	87.35%
Cash down payment	0.62%	0.00%
Acquisition fees (2)	2.00%	2.00%
Acquisition related reimbursement of employee payroll and benefits and overhead costs (3)	0.11%	0.12%
Other (4)	18.40%	0.00%
Total Acquisition Costs	89.35%	89.35%
Percentage Leverage (excluding unsecured debt)	4.83%	12.89%
Date Offering Began	April 2008	July 2007
Length of offering (in months)	32	9
Months to invest 90% of amount available for investment (measured from beginning of offering)	N/A	11

(1)	This line item includes the contracted purchase price plus any additional closing costs such as transfer taxes, title insurance and legal fees.

(2)	Substantially all of the acquisition fees were paid to the sponsor or affiliates of the sponsor. The acquisition fees include real estate commissions paid on an acquisition.

(3)

Represents payroll and benefits expenses and other overhead expenses either directly incurred, or reimbursements to Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by the Prior Performance Sponsor) or a prior related REIT organized and indirectly controlled by the Prior Program Sponsor. Generally Accepted Accounting Principles (“GAAP”) require these amounts to be expensed in the Companies’ statements of operations as incurred. Therefore the amounts reflected in this schedule are not intended to reflect the basis of properties acquired in accordance with GAAP.

(4)	Remaining amount raised as of December 31, 2010 to be used for acquisitions under contract and general working capital.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and closed within three years ended December 31, 2010, and (ii) by all other programs during the three years ended December 31, 2010.

	Apple REIT Nine	Apple REIT Eight	Apple REIT Seven	Apple REIT Six
Date offering commenced	April 2008	July 2007	March 2006	April 2004
Dollar amount raised	$2,000,000,000	$1,000,000,000	$1,000,000,000	$1,000,000,000
Amounts Paid to Prior Program Sponsor from Proceeds of Offering:
Underwriting fees	—	—	—	—
Acquisition fees:
—Real Estate commission (1)	29,134,000	19,011,000	18,032,000	16,906,642
—Advisory Fees	—	—	—	—
—Other	—	—	—	—
Other	—	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor	100,253,000	144,458,000	251,992,000	450,159,000
Amount paid to sponsor from operations:
Property management fees	—	—	—	—
Partnership management fees	—	—	—	—
Reimbursement of operational employee payroll and benefits and overhead costs (2)	2,136,000	4,907,000	6,307,000	9,430,000
Reimbursement of acquisition employee payroll and benefits and overhead costs (2)	2,215,000	1,116,000	1,269,000	825,000
Leasing commissions	—	—	—	—
Other—Advisory Fees	2,382,000	3,170,000	4,901,000	11,150,000
Dollar amount of property sales and refinancing before deducting payments to sponsor
—Cash	—	—	—	—
—Notes	—	—	—	—
Amount paid to sponsor from property sales and refinancing
Real estate commissions	—	—	—	—
Incentive fees	—	—	—	—
Other	—	—	—	—

(1)

Although reflected in this table as paid from offering proceeds, effective January 1, 2009, the Financial Accounting Standards Board issued a pronouncement requiring acquisition related costs to be expensed as incurred, therefore these costs are reflected in these Company’s Statements of Operations as of the effective date for financial reporting purposes. For all programs noted except Apple REIT Nine, Inc. all acquisition fees were incurred prior to January 1, 2009. Approximately $6.8 million of Apple REIT Nine, Inc.’s acquisition fees were incurred prior to January 1, 2009 and therefore not a deduction from cash generated from operations.

(2)

Represents payroll and benefits expenses and other overhead expenses either directly incurred, or reimbursements to Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by the Prior Performance Sponsor) or a prior related REIT organized and indirectly controlled by the Prior Program Sponsor.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*

Table III presents a summary of the annual operating results for Apple REIT Nine, Apple REIT Eight, Apple REIT Seven and Apple REIT Six, whose offerings closed in the five year period ending December 31, 2010. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2010 Apple REIT Nine	2009 Apple REIT Nine	2008 Apple REIT Nine	2007 Apple REIT Nine
Gross revenues	$181,460,000	$101,167,000	$11,524,000	$—
Profit on sale of properties	—	—	—	—
Less: Operating expenses	133,523,000	67,359,000	9,441,000	15,000
Interest income (expense)	(931,000)	(1,018,000)	2,346,000	(2,000)
Depreciation	30,749,000	15,936,000	2,277,000	—
Net income (loss) GAAP basis	16,257,000	16,854,000	2,152,000	(17,000)
Taxable income	—	—	—	—
Cash generated from operations	38,758,000	29,137,000	3,317,000	(2,000)
Cash generated from sales	—	—	—	—
Cash generated from refinancing	—	—	—	—
Less: cash distributions to investors	118,126,000	57,330,000	13,012,000	—
Cash generated after cash distribution	(79,368,000)	(28,193,000)	(9,695,000)	(2,000)
Less: Special items	—	—	—	—
Cash generated after cash distributions and special items	(79,368,000)	(28,193,000)	(9,695,000)	(2,000)
Capital contributions, net	818,395,000	568,098,000	400,779,000	(177,000)
Fixed asset additions	760,865,000	340,061,000	311,092,000	—
Line of credit-change in (1)	—	—	(151,000)	151,000
Cash generated (2)	(48,805,000)	197,720,000	75,173,000	(28,000)
End of period cash	224,108,000	272,913,000	75,193,000	20,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	30	38	19	—
Capital gain	—	—	—	—
Cash distributions to investors
Source (on GAAP basis) Investment income (4)	30	38	19	—
Long-term capital gain (4)	—	—	—	—
Return of capital (4)	50	42	27	—
Source (on Cash basis)
Sales	—	—	—	—
Refinancings	—	—	—	—
Operations	26	41	12	—
Other (3)	54	39	34	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

*	Any rows not reflected from the Commission’s Industry Guide 5 are not applicable to the programs.

(1)	Amount reflects change in Company’s short term credit facilities.

(2)	Amount reflects the net change in Company’s cash balance during the year.

(3)

Source of distributions is not defined for purposes of this table. For further information, see cash flow information above or the Company’s related statement of cash flows included in its most recent for Form 10K filed with the Securities and Exchange Commission. However, although the Company believes that cash is fungible and that the statement of cash flows should be read in its entirety, the Company has shown the source of distributions from operations to the extent of cash generated from operations from the Company’s statement of cash flows. It is possible to deem the difference, if any, or any other amount to be paid from debt or offering proceeds to the extent that debt proceeds or offering proceeds were available in the period.

(4)	Amounts determined based on Federal Tax reporting information, Generally Accepted Accounting Principals do not define these line items.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS* (Continued)

	2010 Apple REIT Eight	2009 Apple REIT Eight	2008 Apple REIT Eight	2007 Apple REIT Eight
Gross revenues	$182,622,000	$170,885,000	$133,284,000	$1,485,000
Profit on sale of properties	—	—	—	—
Less: Operating expenses	130,678,000	126,178,000	95,047,000	2,097,000
Interest income (expense)	(6,090,000)	(6,295,000)	(1,928,000)	6,343,000
Depreciation	34,979,000	32,907,000	22,044,000	333,000
Net income (loss) GAAP basis	10,875,000	5,505,000	14,265,000	5,398,000
Taxable income	—	—	—	—
Cash generated from operations	44,249,000	45,739,000	39,714,000	5,563,000
Cash generated from sales	—	—	—	—
Cash generated from refinancing	—	—	—	—
Less: cash distributions to investors	72,465,000	74,924,000	76,378,000	14,464,000
Cash generated after cash distribution	(28,216,000)	(29,185,000)	(36,664,000)	(8,901,000)
Less: Special items	—	—	—	—
Cash generated after cash distributions and special items	(28,216,000)	(29,185,000)	(36,664,000)	(8,901,000)
Capital contributions, net	11,345,000	13,692,000	234,054,000	679,435,000
Fixed asset additions	6,671,000	29,923,000	759,346,000	87,643,000
Line of credit-change in (1)	18,546,000	48,090,000	10,258,000	—
Cash generated (2)	—	—	(562,009,000)	561,985,000
End of period cash	—	—	—	562,009,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	29	24	42	11
Capital gain	—	—	—	—
Cash distributions to investors Source (on GAAP basis)
Investment income (4)	29	24	42	11
Long-term capital gain (4)	—	—	—	—
Return of capital (4)	41	50	38	25
Source (on Cash basis)
Sales	—	—	—	—
Refinancings	—	—	—	—
Operations	43	45	42	14
Other (3)	27	29	38	22
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

*	Any rows not reflected from the Commission’s Industry Guide 5 are not applicable to the programs.

(1)	Amount reflects change in Company’s short term credit facilities.

(2)	Amount reflects the net change in Company’s cash balance during the year.

(3)

Source of distributions is not defined for purposes of this table. For further information, see cash flow information above or the Company’s related statement of cash flows included in its most recent for Form 10K filed with the Securities and Exchange Commission. However, although the Company believes that cash is fungible and that the statement of cash flows should be read in its entirety, the Company has shown the source of distributions from operations to the extent of cash generated from operations from the Company’s statement of cash flows. It is possible to deem the difference, if any, or any other amount to be paid from debt or offering proceeds to the extent that debt proceeds or offering proceeds were available in the period.

(4)	Amounts determined based on Federal Tax reporting information, Generally Accepted Accounting Principals do not define these line items.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS* (Continued)

	2010 Apple REIT Seven	2009 Apple REIT Seven	2008 Apple REIT Seven	2007 Apple REIT Seven	2006 Apple REIT Seven
Gross revenues	$200,531,000	$191,715,000	$214,291,000	$138,564,000	$20,345,000
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	131,202,000	132,285,000	144,028,000	89,338,000	15,689,000
Interest income (expense)	(7,837,000)	(6,292,000)	(3,766,000)	997,000	1,855,000
Depreciation	33,174,000	32,425,000	28,434,000	16,990,000	3,073,000
Net income (loss) GAAP basis	28,318,000	20,713,000	38,063,000	33,233,000	3,438,000
Taxable income	—	—	—	—	—
Cash generated from operations	59,915,000	55,460,000	69,025,000	49,957,000	5,158,000
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—
Less: cash distributions to investors	71,340,000	75,380,000	81,440,000	60,234,000	12,526,000
Cash generated after cash distribution	(11,425,000)	(19,920,000)	(12,415,000)	(10,277,000)	(7,368,000)
Less: Special items	—	—	—	—	—
Cash generated after cash distributions and special items	(11,425,000)	(19,920,000)	(12,415,000)	(10,277,000)	(7,368,000)
Capital contributions, net	(15,935,000)	1,171,000	20,599,000	542,799,000	363,640,000
Fixed asset additions	4,234,000	13,777,000	129,589,000	391,227,000	318,157,000
Line of credit-change in (1)	33,390,000	11,510,000	—	(18,000,000)	18,000,000
Cash generated (2)	—	(20,609,000)	(121,828,000)	97,833,000	44,554,000
End of period cash	—	—	20,609,000	142,437,000	44,604,000
Tax and distribution data per $1,000 invested
Federal income tax results Ordinary income	36	35	45	50	38
Capital gain	—	—	—	—	—
Cash distributions to investors Source (on GAAP basis) Investment income (4)	36	35	45	50	38
Long-term capital gain (4)	—	—	—	—	—
Return of capital (4)	34	39	35	30	22
Source (on Cash basis)
Sales	—	—	—	—	—
Refinancings	—	—	—	—	—
Operations	59	54	68	66	25
Other (3)	11	20	12	14	35
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

*	Any rows not reflected from the Commission’s Industry Guide 5 are not applicable to the programs.

(1)	Amount reflects change in Company’s short term credit facilities.

(2)	Amount reflects the net change in Company’s cash balance during the year.

(3)

Source of distributions is not defined for purposes of this table. For further information, see cash flow information above or the Company’s related statement of cash flows included in its most recent for Form 10K filed with the Securities and Exchange Commission. However, although the Company believes that cash is fungible and that the statement of cash flows should be read in its entirety, the Company has shown the source of distributions from operations to the extent of cash generated from operations from the Company’s statement of cash flows. It is possible to deem the difference, if any, or any other amount to be paid from debt or offering proceeds to the extent that debt proceeds or offering proceeds were available in the period.

(4)	Amounts determined based on Federal Tax reporting information, Generally Accepted Accounting Principals do not define these line items.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS* (Continued)

	2010 Apple REIT Six	2009 Apple REIT Six	2008 Apple REIT Six	2007 Apple REIT Six	2006 Apple REIT Six
Gross revenues (5)	$231,009,000	$219,689,000	$264,302,000	$257,934,000	$235,875,000
Profit (loss) on sale of properties (5)	(3,567,000)	—	—	—	—
Less: Operating expenses (5)	158,059,000	153,060,000	173,098,000	165,059,000	154,424,000
Interest income (expense)	(3,800,000)	(2,312,000)	(1,784,000)	(1,853,000)	(1,809,000)
Depreciation (5)	31,199,000	30,938,000	30,918,000	27,694,000	25,529,000
Net income (loss) GAAP basis	34,384,000	33,379,000	58,502,000	63,328,000	54,113,000
Taxable income	—	—	—	—	—
Cash generated from operations	70,956,000	66,029,000	88,747,000	89,848,000	81,363,000
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—
Less: cash distributions to investors	72,301,000	82,215,000	81,746,000	78,834,000	77,997,000
Cash generated after cash distribution	(1,345,000)	(16,186,000)	7,001,000	11,014,000	3,366,000
Less: Special items	—	—	—	—	—
Cash generated after cash distributions and special items	(1,345,000)	(16,186,000)	7,001,000	11,014,000	3,366,000
Capital contributions, net	85,000	(3,149,000)	16,325,000	13,159,000	78,026,000
Fixed asset additions	8,163,000	9,155,000	33,434,000	15,635,000	62,075,000
Line of credit-change in (1)	13,612,000	25,940,000	—	—	(28,000,000)
Cash generated (2)	—	(935,000)	(32,326,000)	7,101,000	(9,788,000)
End of period cash	—	—	935,000	33,261,000	26,160,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	54	51	70	72	66
Capital gain	—	—	—	—	—
Cash distributions to investors Source (on GAAP basis) Investment income (4)	54	51	70	72	66
Long-term capital gain (4)	—	—	—	—	—
Return of capital (4)	18	31	12	8	14
Source (on Cash basis)
Sales	—	—	—	—	—
Refinancings	—	—	—	—	—
Operations (3)	71	66	82	80	80
Other (3)	1	16	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

*	Any rows not reflected from the Commission’s Industry Guide 5 are not applicable to the programs.

(1)	Amount reflects change in Company’s short term credit facilities.

(2)	Amount reflects the net change in Company’s cash balance during the year.

(3)

Source of distributions is not defined for purposes of this table. For further information, see cash flow information above or the Company’s related statement of cash flows included in its most recent for Form 10K filed with the Securities and Exchange Commission. However, although the Company believes that cash is fungible and that the statement of cash flows should be read in its entirety, the Company has shown the source of distributions from operations to the extent of cash generated from operations from the Company’s statement of cash flows. It is possible to deem the difference, if any, or any other amount to be paid from debt or offering proceeds to the extent that debt proceeds or offering proceeds were available in the period.

(4)	Amounts determined based on Federal Tax reporting information, Generally Accepted Accounting Principals do not define these line items.

(5)	Includes amounts from discountinued operations, two properties were held for sale at December 31, 2010.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE IV: RESULTS OF COMPLETED PROGRAMS

Table IV shows the aggregate results during the period of operation for Apple Hospitality Two and Apple Hospitality Five, each of which completed operations within the five year period ending December 31, 2010. Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC on May 23, 2007. Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. on October 5, 2007.

	Apple Hospitality Two	Apple Hospitality Five
Dollar Amount Raised	$300,000,000	$500,000,000
Number of Properties Purchased	66	28
Date of Closing of Offering	11/26/02	3/18/04
Date of First Sale of Property	3/24/06	8/10/07
Date of Final Sale of Property	5/23/07	10/5/07
Tax and Distribution Data per $1,000 Investment through:
Federal Income Tax Results:
Ordinary income (loss)
—from operations	$429	$235
—from recapture/return capital	$1,000	$1,000
Capital Gain (loss)	$288	$426
Deferred Gain
—Capital	$—	$—
—Ordinary	$—	$—
Cash Distributions to Investors	$1,717	$1,661
Source (on GAAP basis)
—Investment income	$717	$661
—Return of Capital	$1,000	$1,000
Source (on cash basis)
—Sales	$1,120	$1,277
—Refinancing	$—	$—
—Operations	$597	$384
—Other	$—	$—
Receivable on Net Purchase Money Financing	$—	$—

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

TABLE V: SALES OR DISPOSALS OF PROPERTIES

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Prior to the merger, Apple Hospitality Two owned 63 hotels.

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Prior to the merger, Apple Hospitality Five owned 27 hotels.

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Sale of two hotels in 2006 Apple Hospitality Two, Inc.
Charlotte	Aug 02	Mar 06	$3,700,000	—	—	—	$3,700,000	—	$5,833,000	$5,833,000	$452,000
Spartanburg	Aug 02	Mar 06	1,900,000	—	—	—	1,900,000	—	3,202,000	3,202,000	343,000

			$5,600,000				$5,600,000		$9,035,000	$9,035,000	$795,000

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE VI: ACQUISITIONS OF PROPERTIES BY PROGRAMS

The following is a summary of acquisitions by Apple REIT Six, Apple REIT Seven, Apple REIT Eight and Apple Nine for the three most recent years, each of which acquired hotels, which are named according to their location and franchise (as shown below). Purchasers of our units will not have any interest in these properties. See, “Apple Ten Advisors and Apple Suites Realty—Prior Performance of Programs Sponsored by Glade M. Knight” and “—Prior REITS” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to ours.

APPLE REIT SIX
(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment (1)	Year of Construction	Date Acquired	# of Rooms
Roanoke Rapids	North Carolina	Hilton Garden Inn	—	$18,171	$18,177	2008	Mar-08	147

(1)	“Total Investment” for a given property includes the acquisition price for the property plus, as applicable, amounts capitalized subsequent to acquisition for additional fixed assets.

TABLE VI: ACQUISITIONS OF PROPERTIES BY PROGRAMS
APPLE REIT SEVEN
(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment (1)	Construction Year	Date Acquired	Rooms
Dothan	AL	Residence Inn	$—	$9,918	$9,920	2008	Apr-08	84
Tucson	AZ	Residence Inn	—	16,958	16,958	2008	Jan-08	124
Miami	FL	Courtyard	—	15,463	15,597	2008	Sep-08	118
Columbus	GA	SpringHill Suites	—	9,946	9,952	2008	Mar-08	85
Columbus	GA	TownePlace Suites	—	8,643	8,653	2008	May-08	86
El Paso	TX	Homewood Suites	—	15,825	15,862	2008	Apr-08	114
Richmond	VA	Marriott	23,686	59,614	74,655	1984	Jan-08	410

			$23,686	$136,367	$151,597			1,021

(1)	“Total Investment” for a given property includes the acquisition price for the property plus, as applicable, amounts capitalized subsequent to acquisition for additional fixed assets.

TABLE VI: ACQUISITIONS OF PROPERTIES BY PROGRAMS
APPLE REIT EIGHT
(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment (1)	Construction Year	Date Acquired	Guestrooms
Birmingham	AL	Homewood Suites	$11,446	$17,093	$17,400	2005	May-08	95
Rogers	AR	Fairfield Inn & Suites	—	8,275	9,417	2002	February-08	99
Rogers	AR	Residence Inn	—	12,107	12,318	2003	February-08	88
Springdale	AR	Residence Inn	—	5,830	7,219	2001	March-08	72
Burbank	CA	Residence Inn	12,500	51,429	51,463	2007	May-08	166
Cypress	CA	Courtyard	—	31,922	32,513	1988	April-08	180
Oceanside	CA	Residence Inn	12,500	29,276	29,335	2007	May-08	125
Sacramento	CA	Hilton Garden Inn	—	28,308	30,260	1999	March-08	154
San Jose	CA	Homewood Suites	—	22,424	23,251	1991	July-08	140
Tulare	CA	Hampton Inn & Suites	—	10,595	10,604	2008	June-08	86
Jacksonville	FL	Homewood Suites	16,638	23,916	24,524	2005	June-08	119
Sanford	FL	SpringHill Suites	—	11,542	11,861	2000	March-08	105
Tallahassee	FL	Hilton Garden Inn	—	13,580	13,621	2006	January-08	85
Tampa	FL	TownePlace Suites	8,019	11,651	11,948	1999	June-08	95
Port Wentworth	GA	Hampton Inn	—	11,125	11,251	1997	January-08	106
Savannah	GA	Hilton Garden Inn	5,403	15,119	15,776	2004	July-08	105
Overland Park	KS	Fairfield Inn & Suites	—	12,446	12,450	2008	August-08	110
Overland Park	KS	Residence Inn	6,638	16,153	16,500	2000	April-08	120
Overland Park	KS	SpringHill Suites	—	9,153	9,877	1999	March-08	102
Wichita	KS	Courtyard	—	9,190	9,440	2000	June-08	90
Marlborough	MA	Residence Inn	—	20,703	20,888	2006	January-08	112
Westford	MA	Hampton Inn & Suites	—	15,692	15,758	2007	March-08	110
Westford	MA	Residence Inn	6,979	15,079	16,082	2000	April-08	108
Annapolis	MD	Hilton Garden Inn	—	25,782	25,820	2007	January-08	126
Kansas City	MO	Residence Inn	11,211	17,330	19,297	1968	April-08	106
Carolina Beach	NC	Courtyard	—	24,861	26,592	2003	June-08	144
Concord	NC	Hampton Inn	4,964	9,607	9,668	1996	March-08	101
Dunn	NC	Hampton Inn	—	13,087	13,158	2006	January-08	120
Fayetteville	NC	Residence Inn	7,000	13,238	13,386	2006	May-08	92
Matthews	NC	Hampton Inn	—	11,072	11,663	1995	January-08	92
Wilmington	NC	Fairfield Inn & Suites	—	15,316	15,316	2008	December-08	122
Winston-Salem	NC	Courtyard	7,809	13,896	13,926	1998	May-08	122
New York	NY	Renaissance	—	111,870	132,953	1916	January-08	201
Columbia	SC	Hilton Garden Inn	10,784	21,884	21,896	2006	September-08	143
Greenville	SC	Residence Inn	6,308	9,064	9,235	1998	May-08	78
Hilton Head	SC	Hilton Garden Inn	6,041	14,208	15,626	2001	May-08	104
Texarkana	TX	Courtyard	—	13,334	13,505	2003	March-08	90
Texarkana	TX	TownePlace Suites	—	9,357	9,650	2006	March-08	85
Charlottesville	VA	Courtyard	—	28,748	28,901	2000	June-08	137
Chesapeake	VA	Marriott Full Service	—	39,640	39,670	2008	October-08	226
Suffolk	VA	Courtyard	8,226	12,652	12,653	2007	July-08	92
Suffolk	VA	TownePlace Suites	6,310	10,140	10,140	2007	July-08	72
Virginia Beach	VA	Courtyard	—	27,911	28,035	1999	June-08	141
Virginia Beach	VA	Courtyard	—	40,859	42,790	2002	June-08	160
Tukwila	WA	Homewood Suites	—	16,144	17,615	1991	July-08	106

			$148,776	$902,608	$945,251			5,232

(1)	“Total Investment” for a given property includes the acquisition price for the property plus, as applicable, amounts capitalized subsequent to acquisition for additional fixed assets.

TABLE VI: ACQUISITIONS OF PROPERTIES BY PROGRAMS
APPLE REIT NINE
(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment (1)	Year of Construction	Date Acquired	Rooms
Hotels Owned:
Anchorage	AK	Embassy Suites	$—	$42,008	$42,042	2008	Apr-10	169
Dothan	AL	Hilton Garden Inn	—	11,618	11,621	2009	Jun-09	104
Troy	AL	Courtyard	—	8,852	8,852	2009	Jun-09	90
Rogers	AR	Hampton Inn	8,286	9,444	9,449	1998	Aug-10	122
Rogers	AR	Homewood Suites	—	10,889	10,904	2006	Apr-10	126
Chandler	AZ	Courtyard	—	17,075	17,075	2009	Nov-10	150
Chandler	AZ	Fairfield Inn & Suites	—	12,050	12,050	2009	Nov-10	110
Phoenix	AZ	Courtyard	—	16,082	16,082	2007	Nov-10	164
Phoenix	AZ	Residence Inn	—	14,064	14,064	2008	Nov-10	129
Tucson	AZ	Hilton Garden Inn	—	18,930	18,937	2008	Jul-08	125
Clovis	CA	Hampton Inn & Suites	—	11,175	11,175	2009	Jul-09	86
Clovis	CA	Homewood Suites	—	12,470	12,470	2010	Feb-10	83
Santa Clarita	CA	Courtyard	—	23,290	23,299	2007	Sep-08	140
Santa Clarita	CA	Fairfield Inn	—	9,617	10,052	1996	Oct-08	66
Santa Clarita	CA	Hampton Inn	—	17,573	18,697	1987	Oct-08	128
Santa Clarita	CA	Residence Inn	—	17,032	18,040	1996	Oct-08	90
Pueblo	CO	Hampton Inn & Suites	—	8,317	9,535	2000	Oct-08	81
Fort Lauderdale	FL	Hampton Inn	—	19,825	20,902	2000	Dec-08	109
Miami	FL	Hampton Inn & Suites	—	11,959	13,033	2000	Apr-10	121
Orlando	FL	Fairfield Inn & Suites	—	25,720	25,769	2009	Jul-09	200
Orlando	FL	SpringHill Suites	—	28,920	28,920	2009	Jul-09	200
Panama City	FL	Hampton Inn & Suites	—	11,600	11,612	2009	Mar-09	95
Panama City	FL	TownePlace Suites	—	10,457	10,457	2010	Jan-10	103
Tampa	FL	Embassy Suites	—	21,882	21,882	2007	Nov-10	147
Albany	GA	Fairfield Inn & Suites	—	8,162	8,162	2010	Jan-10	87
Boise	ID	Hampton Inn & Suites	—	22,449	22,451	2007	Apr-10	186
Mettawa	IL	Hilton Garden Inn	—	30,574	30,574	2008	Nov-10	170
Mettawa	IL	Residence Inn	—	23,565	23,565	2008	Nov-10	130
Schaumburg	IL	Hilton Garden Inn	—	20,572	20,572	2008	Nov-10	166
Warrenville	IL	Hilton Garden Inn	—	22,065	22,065	2008	Nov-10	135
Indianapolis	IN	SpringHill Suites	—	12,852	12,852	2007	Nov-10	130
Mishawaka	IN	Residence Inn	—	13,760	13,760	2007	Nov-10	106
Alexandria	LA	Courtyard	—	9,926	9,926	2010	Sep-10	96
Baton Rouge	LA	SpringHill Suites	—	15,150	15,159	2009	Sep-09	119
Lafayette	LA	Hilton Garden Inn	—	17,898	17,921	2006	Jul-10	153
West Monroe	LA	Hilton Garden Inn	—	15,704	15,708	2007	Jul-10	134
Andover	MA	SpringHill Suites	—	6,500	6,500	2000	Nov-10	136
Silver Spring	MD	Hilton Garden Inn	—	17,455	17,458	2010	Jul-10	107
Novi	MI	Hilton Garden Inn	—	16,265	16,265	2008	Nov-10	148
Rochester	MN	Hampton Inn & Suites	—	14,141	14,155	2009	Aug-09	124
Kansas City	MO	Hampton Inn	6,479	10,089	10,093	1999	Aug-10	122
St. Louis	MO	Hampton Inn & Suites	—	16,045	16,056	2006	Apr-10	126
St. Louis	MO	Hampton Inn	13,831	22,712	22,774	2003	Aug-10	190
Hattiesburg	MS	Residence Inn	—	10,057	10,060	2008	Dec-08	84
Charlotte	NC	Homewood Suites	—	5,996	9,328	1990	Sep-08	112
Durham	NC	Homewood Suites	—	19,575	21,407	1999	Dec-08	122
Holly Springs	NC	Hampton Inn	—	14,880	14,880	2010	Nov-10	124
Jacksonville	NC	TownePlace Suites	—	9,240	9,246	2008	Feb-10	86
Twinsburg	OH	Hilton Garden Inn	—	18,033	18,619	1999	Oct-08	142
Oklahoma City	OK	Hampton Inn & Suites	—	32,757	32,766	2009	May-10	200
Collegeville	PA	Courtyard	—	20,068	20,076	2005	Nov-10	132
Malvern	PA	Courtyard	7,880	21,370	21,372	2007	Nov-10	127
Pittsburgh	PA	Hampton Inn	—	21,040	22,111	1990	Dec-08	132
Jackson	TN	Courtyard	—	15,642	15,642	2008	Dec-08	94
Jackson	TN	Hampton Inn & Suites	—	12,973	12,984	2007	Dec-08	83
Johnson City	TN	Courtyard	—	9,737	9,737	2009	Sep-09	90

City	State	Brand	Encumbrances	Initial Investment	Total Investment (1)	Year of Construction	Date Acquired	Rooms
Nashville	TN	Hilton Garden Inn	$—	$42,751	$42,754	2009	Sep-10	194
Allen	TX	Hampton Inn & Suites	—	12,898	13,156	2006	Sep-08	103
Allen	TX	Hilton Garden Inn	10,401	18,861	21,575	2002	Oct-08	150
Arlington	TX	Hampton Inn & Suites	—	9,955	9,955	2007	Dec-10	98
Austin	TX	Courtyard	—	20,072	20,072	2009	Nov-10	145
Austin	TX	Hampton Inn	7,274	18,643	20,251	1997	Apr-09	124
Austin	TX	Hilton Garden Inn	—	16,065	16,065	2008	Nov-10	117
Austin	TX	Homewood Suites	7,279	18,360	20,329	1997	Apr-09	97
Austin	TX	Fairfield Inn & Suites	—	17,810	17,810	2009	Nov-10	150
Beaumont	TX	Residence Inn	—	17,357	17,359	2008	Oct-08	133
Duncanville	TX	Hilton Garden Inn	13,560	18,313	18,761	2005	Oct-08	142
Fort Worth	TX	TownePlace Suites	—	18,415	18,415	2010	Jul-10	140
Frisco	TX	Hilton Garden Inn	—	15,488	15,490	2008	Dec-08	102
Grapevine	TX	Hilton Garden Inn	—	17,065	17,065	2009	Sep-10	110
Houston	TX	Marriott	—	50,766	50,766	2010	Jan-10	206
Irving	TX	Homewood Suites	6,041	10,315	10,315	2006	Dec-10	77
Lewisville	TX	Hilton Garden Inn	—	27,280	27,319	2007	Oct-08	165
Round Rock	TX	Hampton Inn	4,017	11,864	12,523	2001	Mar-09	93
Salt Lake City	UT	SpringHill Suites	—	17,557	17,557	2009	Nov-10	143
Bristol	VA	Courtyard	9,514	20,885	21,667	2004	Nov-08	175

Total hotels owned			94,562	1,318,821	1,340,367			9,695

Other real estate investments:
Ft Worth	TX	Land leased to third party	—	148,677	148,685		Apr-09	—
Alexandria	VA	Hotel under construction	—	5,968	20,734		Mar-09	—
Other			—	—	1,098			—

			$94,562	$1,473,466	$1,510,884			9,695

(1)	“Total Investment” for a given property includes the acquisition price for the property plus, as applicable, amounts capitalized subsequent to acquisition for additional fixed assets.

APPLE REIT TEN, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of APPLE REIT TEN, INC.

We have audited the accompanying consolidated balance sheets of Apple REIT Ten, Inc. as of December 31, 2010 and August 13, 2010 (initial capitalization), and the related consolidated statements of operations, shareholder’s equity, and cash flows for the period August 13, 2010 (initial capitalization) through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple REIT Ten, Inc. at December 31, 2010 and August 13, 2010, and the consolidated results of its operations and its cash flows for the period August 13, 2010 (initial capitalization) through December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

March 9, 2011

APPLE REIT TEN, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	August 13, 2010 (Initial Capitalization)
ASSETS
Cash	$124,357	$48,110
Deferred Offering Costs	868,113	10,000

Total Assets	$992,470	$58,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note Payable	$400,000	$—
Accrued expenses	575,195	10,000

Total Liabilities	975,195	10,000
Preferred stock, authorized 30,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 400,000,000 shares; issued and outstanding 10 shares	—	—
Series B convertible preferred stock, no par value, authorized 480,000 shares; issued and outstanding 480,000 shares	48,000	48,000
Common stock, no par value, authorized 400,000,000 shares; issued and outstanding 10 shares	110	110
Accumulated deficit	(30,835)	—

Total Shareholders’ Equity	17,275	48,110

Total Liabilities and Shareholders’ Equity	$992,470	$58,110

See accompanying notes to consolidated financial statements.

APPLE REIT TEN, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

For the period August 13, 2010 (initial capitalization) through December 31, 2010
Revenue	$—
Expenses:
General and Administrative	27,464
Interest	3,371

Total Expenses	30,835
Net loss	$(30,835)

Basic and diluted net loss per common share	$(3,083.50)

Weighted average common shares—basic and diluted	10

See accompanying notes to consolidated financial statements.

APPLE REIT TEN, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Common Stock		Class B Convertible Stock		Accumulated Deficit	Total
	Number of Shares	Amount	Number of Shares	Amount
Initial capitalization August 13, 2010	10	$110	480,000	$48,000	$—	$48,110
Offering costs	—	—	—	—	—	—
Net loss	—	—	—	—	(30,835)	(30,835)

Balance at December 31, 2010	10	$110	480,000	$48,000	$(30,835)	$17,275

See accompanying notes to consolidated financial statements.

APPLE REIT TEN, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the period August 13, 2010 (initial capitalization) through December 31, 2010
Cash flow from operating activities:
Net loss	$(30,835)
Changes in operating assets and liabilities:
Accrued expenses	25,040

Net cash used in operating activities	(5,795)
Cash flow from investing activities	—
Cash flow from financing activities:
Cash paid for offering costs	(317,958)
Proceeds from line of credit	400,000

Cash used in financing activities	82,042

Increase in cash and cash equivalents	76,247
Cash and cash equivalents, beginning of period	48,110

Cash and cash equivalents, end of period	$124,357

Supplemental information:
Accrued deferred offering costs	$550,155
Interest Paid	$3,371

See accompanying notes to consolidated financial statements.

APPLE REIT TEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General Information and Summary of Significant Accounting Policies

Organization

Apple REIT Ten, Inc. together with its wholly owned subsidiaries (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which has no operating history, was formed to invest in hotels and other income-producing real estate assets in selected metropolitan areas in the United States. Initial capitalization occurred on August 13, 2010, when 10 Units (each Unit represents one share of common stock and one Series A preferred share) were purchased by Apple Ten Advisors, Inc. (“A10A”) (see Notes 2 and 3) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s chairman, chief executive officer and president. The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Significant Accounting Policies

Start Up Costs

Start up costs incurred will be expensed.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Offering Costs

Offering costs have been deferred and recorded as prepaid expense. Upon the commencement of the Company’s offering these costs will be recorded as a reduction to Shareholders’ equity.

Earnings Per Common Share

Basic earnings per common share was computed using the weighted average number of shares outstanding during the period. Diluted earnings per share was calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no dilutive shares outstanding at December 31, 2010. Series B convertible preferred shares are not included in earnings per common share calculations until such time that such shares are converted to common shares (see Note 5).

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value. Cash balances may at times exceed federal depository insurance limits.

Investments in Real Estate

Real estate will be stated at cost, net of depreciation. Repair and maintenance costs will be expensed as incurred while significant improvements, renovations, and replacements will be capitalized. Depreciation will be computed using the straight-line method over estimated useful lives of the assets, which are 39 years for buildings, ten years for major improvements and three to seven years for furniture and equipment. The Company considers expenditures to be capital in nature

APPLE REIT TEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (3) for major repairs to a single asset, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

Upon acquisition of real estate properties, the Company will estimate the fair value of acquired tangible assets (consisting of land, land improvements, buildings and improvements) and identified intangible assets and liabilities, in-place leases and assumed debt based on evaluation of information and estimates available at that date. The Company will expense as incurred all transaction costs associated with the acquisitions of existing businesses, including title, legal, accounting and other related costs, as well as the brokerage commission paid to Apple Suites Realty Group, Inc. (“ASRG”), a related party 100% owned by Glade M. Knight, Chairman and Chief Executive Officer of the Company.

The Company will record impairment losses on real estate investments used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties, based on historical and industry information, is less than the properties’ carrying amount. Impairment losses are measured as the difference between the asset’s fair value less cost to sell, and its carrying value.

Federal Income Taxes

The Company intends to elect to be taxed as a REIT under Sections 856 to 860 of the Internal Revenue Code in 2011. The Company incurred a loss for the period August 13, 2010 (initial capitalization) through December 31, 2010 and therefore did not have any federal tax expense. No operating loss benefit has been recorded in the consolidated balance sheet since realization is uncertain.

Comprehensive Income

For the period ending December 31, 2010, the Company recorded no comprehensive income other than net income.

2. Offering of Shares

The Company intends to raise capital through a “best-efforts” offering of Units by David Lerner Associates, Inc. (the “Managing Dealer”), which will receive a total of 10% in selling commissions and a marketing expense allowance based on gross proceeds of the Units sold.

The minimum offering must be sold within one year from the beginning of this offering or the offering will terminate and investors’ subscription payments, with interest, will be refunded to investors. Pending sale of such minimum offering amount, investors’ subscription payments will be placed in an escrow account.

With each purchase of a Unit, the Company will issue one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority will be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. In the event the Company pays special dividends, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by the board. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

APPLE REIT TEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Related Parties

The Company will have significant transactions with related parties. These transactions cannot be construed to be at arms length and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has negotiated, a Property Acquisition and Disposition Agreement with ASRG, to acquire and dispose of real estate assets for the Company. A commission of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. The fees paid to ASRG will be expensed as incurred.

The Company has negotiated, an Advisory Agreement with A10A to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services.

Under the terms of the Advisory Agreement and the Property Acquisition/Disposition Agreement, A10A and ASRG will utilize the services of officers and personnel and other administrative resources of Apple REIT Six, Inc. (“AR6”), to provide the operational and managerial services A10A and ASRG are obligated to perform for the Company since neither A10A or ASRG have personnel. The Company will either reimburse A10A and ASRG for the costs of the services provided by AR6 to the Company and A10A and ASRG will reimburse AR6 or the Company will reimburse AR6 directly. The amount of costs reimbursed will be based on the estimated amount of time devoted to activities required by the Company. Such payments will not be based on formal record keeping regarding the time these personnel devote to the Company, but will be based on a good faith estimate by the employee and/or his or her supervisor of the time devoted by the employee to such companies. Reimbursement amounts are in addition to the advisory fees and commissions the Company will be obligated to pay A10A and ASRG. AR6 provides similar resources for and has similar arrangements with Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. During the period from August 13, 2010 through December 31, 2010 the Company utilized resources from AR6 for administrative support in organizing the Company. The Company has agreed to reimburse AR6 approximately $25,000 for the cost of these services. This expense is included in General and Administrative Expense in the Company’s Statement of Operations.

ASRG and A10A are 100% owned by Glade M. Knight, chairman, chief executive officer and president of the Company. ASRG and A10A may purchase in the “best efforts” offering up to 2.5% of the total number of Units sold in the offering.

Glade M. Knight is also chairman and chief executive officer of Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.

4. Stock Incentive Plans

The Company intends to adopt a stock incentive plan (“Directors’ Plan”) to provide incentives to attract and retain directors. The plan provides for the grant of options to purchase a specified number of shares of common stock (“Options”) to directors of the Company. Following consummation of the offering, a Compensation Committee (“Committee”) will be established to implement and administer the plan. The Committee will be responsible for granting Options and for establishing the exercise price of Options.

5. Series B Convertible Preferred Stock

The Company has authorized 480,000 shares of Series B convertible preferred stock. The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, chairman, chief executive officer and president of the Company, in exchange for the payment by him of $0.10

APPLE REIT TEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the Advisory Agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

APPLE REIT TEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $2 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$1 billion	12.11423
$1.1 billion	13.31991
$1.2 billion	14.52559
$1.3 billion	15.73128
$1.4 billion	16.93696
$1.5 billion	18.14264
$1.6 billion	19.34832
$1.7 billion	20.55400
$1.8 billion	21.75968
$1.9 billion	22.96537
$2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Glade M. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value).

6. Note Payable

The Company has obtained an unsecured Note Payable in a principal amount of $400,000 to fund some of the offering expenses. The lender is Bank of America. The Note Payable bears interest at a variable rate based on the London Interbank Borrowing Rate (LIBOR). Interest is payable monthly. Glade M. Knight, the Company’s chairman and chief executive officer, has guaranteed repayment of the Note Payable. Mr. Knight will not receive any consideration in

APPLE REIT TEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exchange for providing this guarantee. The Note Payable will mature in August 2011. The Company may prepay the Note Payable without premium or penalty. The outstanding balance as of December 31, 2010 was $400,000. The Company will repay the outstanding borrowings with proceeds from the sale of Units.

The fair value of this note approximates face value as of December 31, 2010.

7. Subsequent Events

The Company’s offering was declared effective by the Securities and Exchange Commission on January 19, 2011. On January 27, 2011 the Company completed the minimum offering of 9.5 million Units representing gross proceeds to the Company of $100 million and proceeds net of selling and marketing costs of $90 million.

The Company adopted the Directors’ stock option plan and signed the agreements with A10 and ASRG.

The Company entered into a series of contracts for the potential purchase of seven hotels. The following table summarizes the hotel information.

	Hotel Location	Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Denver, Colorado	Hilton Garden Inn	February 1, 2011	221	$58,500,000
2.	Columbia, South Carolina	TownePlace Suites	February 4, 2011	91	10,500,000
3.	Winston-Salem, North Carolina	Hampton Inn & Suites	February 4, 2011	94	11,000,000
4.	Jacksonville, North Carolina (a)	Home2 Suites	February 4, 2011	105	12,000,000
5.	Charleston, South Carolina (a)(b)	Home2 Suites	February 8, 2011	122	13,908,000
6.	Matthews, North Carolina	Fairfield Inn & Suites	February 25, 2011	94	10,000,000
7.	South Bend, Indiana	Fairfield Inn & Suites	March 1, 2011	119	17,500,000

			Total	846	$133,408,000

(a)	Hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.

(b)	Property contract was assigned to the Company by ASRG at no cost to the Company other than the sale price of the property under the purchase contract. There was no profit for ASRG in the assignment.

On March 4, 2011 the Company completed the acquisition of the Denver, Colorado Hilton Garden Inn. The purchase price was $58.5 million and the hotel contains 221 guestrooms.

With the proceeds from the minimum offering the Company paid in full the Note Payable of $400,000 on January 27, 2011

In February 2011, the Company declared and paid approximately $655,000 in distributions to its common shareholders, or $0.06875 per outstanding common share.

In February 2011, the Company closed on the issuance of 7.9 million Units through its ongoing best-efforts offering, representing gross proceeds to the Company of $87.3 million and proceeds net of selling and marketing costs of $78.6 million.